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                                                                       Exhibit 6

                                                                SONERA AGREEMENT

                         POWERTEL STOCKHOLDERS AGREEMENT

            This Powertel Stockholders Agreement (this "AGREEMENT") dated as of
August 26, 2000 is by and among VoiceStream Wireless Corporation, a Delaware corporation ("VOICESTREAM"), and the entity or entities set forth on Schedule I hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS").

            WHEREAS, simultaneously with the execution of this Agreement, Powertel, Inc., a Delaware corporation ("POWERTEL") and VoiceStream are entering into an Agreement and Plan of Reorganization (as amended or modified from time to time, the "VOICESTREAM REORGANIZATION AGREEMENT"), dated as of the date hereof, providing for, among other things, the merger of a subsidiary of VoiceStream with and into Powertel and the consummation of certain other transactions (collectively, the "VOICESTREAM REORGANIZATION") if, but only if, the DT Merger (as defined below) is not consummated;

            WHEREAS, simultaneously with the execution of this Agreement, Powertel and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DT") are entering into an Agreement and Plan of Merger dated as of the date hereof providing for, among other things, the merger (the "DT MERGER") of a subsidiary of DT with and into Powertel (as amended or modified from time to time, the "DT MERGER AGREEMENT");
and

            WHEREAS, VoiceStream has agreed to enter into the VoiceStream
Reorganization Agreement only if all the parties hereto enter into this Agreement;

            NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the VoiceStream Reorganization Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

            1. CERTAIN DEFINITIONS. This Agreement is one of the Powertel
Stockholders Agreements referred to in the recitals to the VoiceStream
Reorganization Agreement. Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the VoiceStream Reorganization Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

            "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" shall include, with respect to any securities, the beneficial ownership of such securities by a Stockholder and by any direct or indirect Subsidiary of a Stockholder.

            "VOICESTREAM/DT MERGER AGREEMENT" means the Agreement and Plan of
Merger between VoiceStream and DT dated as of July 23, 2000, as it may be amended or modified from time to time.

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            "VOICESTREAM PRINCIPAL STOCKHOLDER'S SHARES" shall mean the number of shares of VoiceStream Common Stock or VoiceStream preferred stock owned of record or beneficially owned by a VoiceStream Principal Stockholder (including such shares as are owned of record or beneficially owned by any direct or indirect Subsidiary of such VoiceStream Principal Stockholder), together with any shares of VoiceStream Common Stock or other voting capital stock of
VoiceStream owned of record or beneficially owned or acquired by such
VoiceStream Principal Stockholder or direct or indirect Subsidiary thereof after the date hereof, whether upon the exercise of warrants or options, conversion of
VoiceStream preferred stock or any convertible securities or otherwise.

            "TRANSFER" means, with respect to any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

            2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH STOCKHOLDER.
Each Stockholder hereby represents and warrants, severally and not jointly, to VoiceStream, solely with respect to itself, as of the date hereof, as follows:

            2.1 TITLE. As of the date hereof, such Stockholder is the sole record and Beneficial Owner of the number of shares of Powertel Stock set forth opposite such Stockholder's name on SCHEDULE I attached hereto (with respect to each Stockholder, such Stockholder's "EXISTING SHARES" and, together with the record ownership or Beneficial Ownership of any shares of Powertel Stock or other voting capital stock of Powertel acquired after the date hereof, whether upon the exercise of warrants or options, conversion of the Powertel Preferred
Stock or any convertible securities or otherwise, such Stockholder's "SHARES"), and/or the number of warrants, options or other rights to acquire or receive such Powertel Stock, as the case may be, set forth opposite such Stockholder's name on SCHEDULE I attached hereto (with respect to each Stockholder, such Stockholder's "EXISTING RIGHTS" and, together with record ownership or Beneficial Ownership of any warrants, options or other rights to acquire or receive such shares of Powertel Stock or other voting capital stock of Powertel acquired after the date hereof, such Stockholder's "RIGHTS"). Such Stockholder is the lawful owner of such Existing Shares and Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on SCHEDULE I. As of the date hereof, such Existing Shares constitute all of the capital stock of Powertel Beneficially Owned or owned of record by such Stockholder (excluding the Existing Rights) and such Stockholder does not own of record or Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Powertel Stock or any other securities convertible into or exchangeable or exercisable for shares of Powertel Stock, except pursuant to such Existing
Rights.

            2.2 RIGHT TO VOTE. Except as disclosed on SCHEDULE I, such
Stockholder has, with respect to all of such Stockholder's Existing Shares, and (subject to the provisions of


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Section 3.1) will have at the Powertel Stockholders Meeting, with respect to all of such Stockholder's Shares listed on Schedule I and acquired subsequent to the date hereof and prior to the record date for the Powertel Stockholders Meeting, sole voting power, sole power of disposition or sole power to issue instructions with respect to the matters set forth in SECTION 4 hereof and to fulfill its obligations under such Section and shall not take any action or grant any person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with its obligations as provided by SECTION 4 and
SECTION 5 hereof. Each Stockholder hereby revokes any and all proxies with respect to such Stockholder's Existing Shares or Existing Rights to the extent they are inconsistent with such Stockholder's obligations under this Agreement.

            2.3 AUTHORITY. Such Stockholder has full legal power, authority, legal capacity and right to execute and deliver, and to perform its or his obligations under, this Agreement. No other proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

            2.4 CONFLICTING INSTRUMENTS. Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, law or regulation to which such Stockholder is a party or by which such Stockholder or any of its assets is bound.

            2.5 RELIANCE. Such Stockholder understands and acknowledges that VoiceStream is entering into the VoiceStream Reorganization Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

            3. RESTRICTION ON TRANSFER; OTHER RESTRICTIONS.

            3.1 Each Stockholder agrees not to Transfer or agree to Transfer any Shares or Rights owned of record or Beneficially Owned by such Stockholder, except as otherwise permitted by this SECTION 3 or pursuant to the VoiceStream
Reorganization Agreement or the DT Merger Agreement, Transfers to any Affiliate of the Stockholder who agrees in writing to be bound by the terms of this Agreement or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of this Agreement, other than, in each case, with VoiceStream's prior written consent.

            3.2 From the date hereof until the later of January 1, 2001 and the date of the Powertel Stockholders Meeting, each Stockholder agrees not to Transfer any Shares or Rights owned of record or Beneficially Owned by such Stockholder, provided, however, that this

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SECTION 3.2 shall cease to be of any force or effect immediately upon termination of the VoiceStream Reorganization Agreement.

            3.3 From the later of January 1, 2001 and the date of the Powertel
Stockholders Meeting, until the earlier of the Effective Time or the termination of the VoiceStream Reorganization Agreement, each Stockholder may Transfer only up to 25% of such Stockholder's Total Number of Shares; provided however, that if during such period any VoiceStream Principal Stockholder shall Transfer
(other than Exempt Transfers) more than 25% of such VoiceStream Principal
Stockholder's Shares (individually or in the aggregate with other Transfers made during such period), except for TDS Exempt Sales, then each Stockholder may Transfer a percentage of such Stockholder's Total Number of Shares (even if such percentage is more than 25%), as permitted by its existing registration rights agreement with Powertel or otherwise, equal to the largest percentage of such VoiceStream Principal Stockholder's Shares Transferred, registered or proposed to be registered by such VoiceStream Principal Stockholder during such period.
"TDS EXEMPT SALES" shall mean sales by Telephone and Data Systems, Inc. ("TDS") made to manage certain investment company matters as permitted pursuant to that certain Side Letter Agreement dated as of the date of this Agreement between TDS and Powertel. For purposes hereof, such percentage of a VoiceStream Principal
Stockholder's Shares shall be calculated by dividing the number of such VoiceStream Principal Stockholder's Shares to be Transferred or Registered by the total number of such VoiceStream Principal Stockholder's Shares. "EXEMPT
TRANSFERS" shall mean Transfers to any Affiliate of the VoiceStream Principal
Stockholder who agrees in writing to be bound by the terms of the VoiceStream
Stockholder Agreements or Transfers which occur by operation of law if the transferee remains, or agrees in writing to remain, bound by the terms of the VoiceStream Stockholder Agreements.

            3.4 From the Effective Time through and including the six-month anniversary of the Effective Time, each Stockholder agrees not to Transfer any VoiceStream Common Stock received in the Merger, except in accordance with Rules
144 and 145 promulgated under the Securities Act ("RULES 144 AND 145"); provided however, that if during such period any VoiceStream Principal Stockholder shall propose to Transfer more than the number of such VoiceStream Principal
Stockholder's Shares that such VoiceStream Principal Stockholder is permitted to Transfer under Rule 144, including the volume restrictions contained therein
(individually or in the aggregate with other Transfers made during such period), except for TDS Exempt Sales, then the Stockholders may Transfer a percentage of their Total Number of Shares, equal to the largest percentage of any VoiceStream
Principal Stockholder's Shares so Transferred by any VoiceStream Principal
Stockholder during such period pursuant to (a) piggyback registration rights with respect to the VoiceStream Principal Stockholder's registration statement filed with respect to any such Transfer of a VoiceStream Principal Stockholder's
Shares, or (b) the registration rights agreement attached hereto as Annex A.

            3.5 From the day following the six month anniversary of the Effective Time, each Stockholder may Transfer its shares in accordance with applicable securities laws, including pursuant to the registration rights agreement attached hereto as Annex A, provided however, such registration rights shall not be available under this SECTION 3.5 if a Stockholder, as of the time of the proposed Transfer, may then Transfer all of its shares of VoiceStream
Common Stock pursuant to Rule 144 or 145 during a single three month period.



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            3.6 For purposes of SECTION 3.3, a Stockholder's "Total Number of
Shares" is equal to the sum of (i) the number of shares of Powertel Stock owned of record or Beneficially Owned by the Stockholder as of the later of January 1,
2001 and the date of the Powertel Stockholders Meeting, including any shares of
Powertel Common Stock issuable upon conversion of any shares of Powertel
Preferred Stock owned by the Stockholder and (ii) the number of shares of
Powertel Common Stock owned of record or Beneficially Owned by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities (other than Powertel Preferred Stock) to acquire shares of Powertel Common Stock, during the period from the later of
January 1, 2001 and the date of the Powertel Stockholders Meeting, until the earlier of the Effective Time and the termination of the VoiceStream
Reorganization Agreement. For purposes of SECTION 3.4, a Stockholder's Total
Number of Shares is equal to the sum of (i) the number of VoiceStream Common
Stock which the Stockholder is or may be entitled to receive as the merger consideration pursuant to the VoiceStream Reorganization Agreement in respect of the Initial Number of Shares and (ii) the number of shares of VoiceStream Common
Stock owned of record or Beneficially Owned by the Stockholder as a result of the exercise or conversion, as applicable, of any options, warrants or convertible securities to acquire VoiceStream Common Stock (other than any such options, warrants or convertible securities included in the calculation of the
Initial Number of Shares), during the relevant periods specified in such subsection if the VoiceStream Reorganization Agreement has been consummated at the Effective Time.

            3.7 The foregoing limitations set forth in SECTION 3.3 shall not apply to any Transfers pursuant to a tender offer, self-tender offer, exchange offer or other transaction offered generally to holders of VoiceStream Common
Stock and approved or not opposed by VoiceStream's Board of Directors, and securities subject to a Transfer made pursuant to this SECTION 3.7 shall be deemed continued to be owned by the Stockholder for purposes of the calculations made under SECTION 3.3.

            3.8 Each Stockholder agrees, prior to the Effective Time, not to effect, directly or indirectly, or through any arrangement with a third party pursuant to which such third party may effect, directly or indirectly, any short sales of any Powertel Stock except in accordance with the limitations of SECTION
3.3.

            4. AGREEMENT TO VOTE. Each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted, or provide a consent with respect to, all Shares that it owns of record or that are Beneficially
Owned as of the record date for the Powertel Stockholders Meeting at the Powertel Stockholders Meeting and at any other annual or special meeting of stockholders of Powertel or action by written consent where matters relating to the VoiceStream Reorganization arise (a) in favor of the VoiceStream
Reorganization and the VoiceStream Reorganization Agreement and approval of the terms thereof and each of the other transactions contemplated thereby, and (b) against, and will not consent to, (i) approval of any Alternative Transaction or
(ii) the liquidation or winding up of Powertel. The obligations of each such Stockholder specified in this SECTION 4 shall apply whether or not the Board of Directors of Powertel makes a Subsequent Determination.


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            5. DELIVERY OF PROXY. In furtherance of the agreements contained in
SECTION 4 hereof, each Stockholder hereby agrees (a) to complete and send the proxy card received by such Stockholder with the Joint Proxy Statement, so that such proxy card is received by Powertel, as prescribed by the Joint Proxy
Statement, not later than the fifth Business Day preceding the day of the
Powertel Stockholders Meeting, (b) to vote, by completing such proxy card but not otherwise, all the Shares it owns of record or Beneficially Owns as of the record date for the Powertel Stockholders Meeting (i) in favor of the
VoiceStream Reorganization and the VoiceStream Reorganization Agreement and (ii)
if the opportunity to do so is presented to such Stockholder on the proxy card, against any Alternative Transaction and (c) not to revoke any such proxy.

            6. NO SOLICITATION. From and after the date hereof, the Stockholders shall not, nor shall they authorize or permit any of their respective
Subsidiaries to, nor shall they authorize or permit any of their respective officers, directors, members or employees to, and shall use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective
Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction, or
(ii) participate in any discussions or negotiations regarding any Alternative
Transaction, provided that nothing herein shall affect the ability of any Stockholder in its capacity as an officer, director, employee or advisor to Powertel to take any action permissible under the VoiceStream Reorganization
Agreement.

            7. AMENDMENT OF REGISTRATION RIGHTS. The registration rights held by the Stockholders pursuant to the Stock Purchase Agreement by and between Powertel and the Stockholders dated March 4, 1996 and the Put Agreement between
Powertel and Sonera Holding, B.V., dated May 30, 2000, and the rights/obligations to purchase Shares pursuant to the Stock Purchase Agreement by and between the Stockholders dated May 30, 2000, and Powertel shall, in consideration of the undertakings by VoiceStream under this Agreement and the VoiceStream Reorganization Agreement, be terminated and be of no further force or effect effective at the Effective Time. Each of the Stockholders agrees that
(a) until the earlier of (x) the later of January 1, 2001 and the date of the Powertel Stockholders Meeting, and (y) the termination of the VoiceStream
Reorganization Agreement, such Stockholder shall not exercise any registration rights other than as permitted in Section 3 above and (b) from the date hereof until the earlier of the termination of the VoiceStream Reorganization Agreement or the Effective Time, such Stockholder shall not be entitled to the benefit of any preemption rights that such Stockholder may have under the agreements listed in the immediately preceding sentence. None of the agreements so listed shall be amended or modified in a manner inconsistent with the terms of this Agreement without VoiceStream's prior written approval.

            8. ADDITIONAL SHARES AND ADDITIONAL RIGHTS. If, after the date hereof, a Stockholder acquires record ownership or Beneficial Ownership of any additional shares of capital stock of Powertel (any such shares, "ADDITIONAL
SHARES"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Powertel through the conversion of the Powertel Preferred Stock or through any stock dividend or stock


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split, or record ownership or Beneficial Ownership of any additional options, warrants or rights to acquire shares of capital stock of Powertel (any such options, warrants, or rights, "ADDITIONAL RIGHTS"), the provisions of this Agreement applicable to the Shares and the Rights shall be applicable to such Additional Shares and Additional Rights from and after the date of acquisition thereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares or Additional Rights without action by any person immediately upon the acquisition by any Stockholder of record ownership or Beneficial Ownership of such Additional Shares or Additional Rights, respectively.


            9. AMENDMENT OF EXISTING VOTING AGREEMENTS. Certain stockholders of
VoiceStream (the "VOICESTREAM STOCKHOLDERS") are parties to a Voting Agreement dated February 25, 2000 (as amended May 4, 2000), and a First Amended and
Restated Voting Agreement dated July 23, 2000 which will take effect in accordance with its terms (collectively the "EXISTING VOTING AGREEMENTS") pursuant to which they have agreed to vote all shares of VoiceStream Common
Stock and VoiceStream preferred stock beneficially owned by each of them at the time of such vote in favor of directors in accordance with the procedures and provisions set forth in such agreements. On or before the Effective Time, VoiceStream agrees to execute and deliver, and to use its reasonable best efforts to cause the VoiceStream Stockholders to execute and deliver, an amended voting agreement (the "AMENDED VOTING AGREEMENT") on terms mutually satisfactory to VoiceStream, Powertel, the Stockholders, and the other parties who are presently parties to the Existing Voting Agreements, providing for: (i) the nomination of one representative of the Powertel stockholders to the VoiceStream
Board of Directors who shall be initially designated by the Powertel Board of Directors and who shall also be reasonably satisfactory to VoiceStream; (ii) the creation of a vacancy on the VoiceStream Board of Directors (and the approval of any Bylaw amendments or other actions required to do so); (iii) the appointment of such nominee (and any successor nominee) to a newly created vacancy on the VoiceStream Board of Directors; and (iv) an agreement to vote all shares of VoiceStream Common Stock and other voting securities of VoiceStream (and all securities received in exchange, replacement or substitution therefor, or as a dividend or result of a stock split with respect thereto) for such nominee (and any successor nominee) at the first two annual meetings after the Effective
Time. If VoiceStream and the VoiceStream Principal Stockholders are unable to cause the execution of an Amended Voting Agreement by the other parties to the Existing Voting Agreement, the Stockholders, VoiceStream and the VoiceStream
Principal Stockholders shall execute a new voting agreement with such other
VoiceStream stockholders who agree to enter into such separate voting agreement on terms and conditions substantially similar to the Existing Voting Agreements containing substantially the same additional provisions as set forth in the preceding sentence. Prior to the Effective Time, the Powertel Board of Directors may make such provisions as it deems appropriate for successor nominees each of which shall be reasonably satisfactory to VoiceStream. After the Effective Time, any nominee or successor nominee shall be selected by mutual agreement of ITC
Holding Company, Inc., a Delaware corporation, ("ITCORP") and SCANA
Communications Holdings, Inc., a Delaware corporation ("SCORP") or, if no such agreement can be reached, by whichever of ITCORP and SCORP beneficially owns the larger number of Shares of VoiceStream Common Stock (including VoiceStream preferred stock on an as-if-converted basis).


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        10. MISCELLANEOUS.

            10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and, except for the Powertel Stockholders Agreement, as defined in the DT Merger
Agreement and the Stockholders Agreements as defined in the VoiceStream/DT
Merger Agreement, supercedes all other prior agreements and understandings both written and oral, among the parties hereto with respect to the Transfer or voting of Shares as contemplated hereby. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

            10.2 COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

            10.3 INVALID PROVISIONS. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

            10.4 EXECUTION IN COUNTERPARTS; SEVERAL OBLIGATIONS. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.
The obligations of the Stockholders hereunder are several and not joint and the covenants and agreements of the Stockholders herein are made only in their capacity as stockholders of Powertel and not in any other capacity (including as directors or officers).

            10.5 SPECIFIC PERFORMANCE. Each Stockholder agrees with VoiceStream as to itself that if for any reason such Stockholder fails to perform any of its agreements or obligations under this Agreement, irreparable harm or injury to VoiceStream would be caused as to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, VoiceStream shall be entitled, in addition to any other remedy available at law, equity or otherwise, to injunctive and other equitable relief. The provisions of this SECTION 10.5 are without prejudice to any other rights or remedies, whether at law or in equity, VoiceStream may have against such Stockholder for any failure to perform any of its agreements or obligations under this Agreement.

            10.6 AMENDMENTS; TERMINATION.

            (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (b) The provisions of this Agreement (other than SECTIONS 3, 4 AND
5) shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date that is two (2) years after the date hereof, and (iii) the termination of the VoiceStream Reorganization Agreement. The provisions of SECTIONS 3.2 through 3.5 of this Agreement shall terminate when the applicable time periods set forth therein lapse and the remaining provisions of SECTION 3 of this


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Agreement shall terminate when each of SECTIONS 3.2 through 3.5 of this
Agreement have terminated. The provisions of SECTIONS 4 AND 5 of this Agreement shall terminate upon the earlier to occur of the Effective Time and termination of the VoiceStream Reorganization Agreement.

            10.7 GOVERNING LAW; SUBMISSION AND JURISDICTION.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

            (b) Each of the parties hereof irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined only in the United
States District Court for the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding in the courts of the State of Delaware. Each of the parties hereto hereby irrevocable submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this SECTION 10.7(b) or that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (ii) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum,
(y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in SECTION 10.9 shall be deemed effective service of process on such party.

            10.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of such Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns;
provided that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

            10.9 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or sent by overnight courier or sent by telecopy, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):


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            (a) if to a Stockholder, at such Stockholder's address appearing on
Schedule I hereto or at any other address that such Stockholder may have provided in writing to VoiceStream, Powertel and the other Stockholders.

            (b) if to VoiceStream:

                VoiceStream Wireless Holding Corporation
                3650 131st Avenue SE, Suite 400
                Bellevue, WA  98006
                Attn:  General Counsel
                Telecopy No.:   425-586-8080

                with a copy to:

                Preston Gates & Ellis LLP
                701 Fifth Avenue, Suite 5000
                Seattle, WA  98104
                Attn:  Richard B. Dodd, Esq.
                Telecopy No:    206-623-7022

            10.10 WAIVER OF IMMUNITY. Stockholder and VoiceStream each agree that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Stockholder and VoiceStream each agree that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C.
Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against Stockholder or VoiceStream with respect to this Agreement.

            (the remainder of this page is intentionally left blank)



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            IN WITNESS WHEREOF, the parties hereto have executed this Powertel
Stockholders Agreement as of this 26th day of August, 2000.

                                            VOICESTREAM WIRELESS CORPORATION


                                            By:  /s/ Cregg B. Baumbaugh
                                                --------------------------------
                                                Name:  Cregg Baumbaugh
                                                Title:   Executive Vice
                                                President--Finance, Strategy and
                                                Development





STOCKHOLDERS:



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
SONERA CORPORATION                                SONERA HOLDING, B.V.

By: /s/ Olli T. Tuohimaa                          By: /s/ Olli T. Tuohimaa
    Name:  Olli T. Tuohimaa                           Name:  Olli T. Tuohimaa
    Title:  General Counsel of Sonera Corp. U.S.      Title: General Counsel of Sonera Corp. U.S.
            Attorney in Fact                                 Attorney in Fact


     Signature page to Powertel Stockholders Agreement -- VoiceStream Merger

                                   SCHEDULE I

                                                                           Number and Description of
Stockholder Name and Address          Number of Existing Shares                 Existing Rights
----------------------------          -------------------------            -------------------------
Sonera Corporation                    100,000 Powertel Series A          4,626,744 shares of Powertel
P.O. Box 106                          Preferred Stock purchased          Common Stock currently
FIN-00051-SONERA                      from Ericsson, Inc. in 1999        issuable upon conversion of
Teollisuuskatu 15, Helsinki,          (Ericsson's purchase was           Powertel Series A Preferred
Finland                               under Stock Purchase               Stock
Attn: Kaj-Erik Relander,              Agreement dated March 4, 1996)
Deputy Chief Executive Officer
Facsimile: 011 358 2040 3770


Sonera Holding, B.V.                                                     Right/Obligation to purchase
P.O. Box 106                                                             1,740,947 shares of Powertel
FIN-00051-SONERA                                                         Common Stock pursuant and
Teollisuuskatu 15, Helsinki,                                             subject to the Stock Purchase
Finland                                                                  Agreement dated May 30, 2000,
Attn: Kaj-Erik Relander,                                                 and 1,044,568 shares of
Deputy Chief Executive Officer                                           Powertel Common Stock
Facsimile: 011 358 2040 3770                                             pursuant and subject to the
                                                                         Put Agreement dated May 30,
                                                                         2000

                                     ANNEX A

                               REGISTRATION RIGHTS


(a) The Stockholder shall have the right at any time after the Effective Time to make THREE requests of VoiceStream in writing for registration under the Securities Act of shares of VoiceStream Common Stock into which the shares of Powertel Preferred Stock held by the Stockholder were converted, the shares of VoiceStream Powertel Common Stock received pursuant to the VoiceStream Reorganization Agreement, the Stock Purchase Agreement between Sonera Holding B.V. and Powertel, dated May 30, 2000, or the Put Agreement, between Sonera Holding B.V. and Powertel, dated May 30, 2000 (the "SECURITIES"): with respect to the first such request to register under the Securities Act at least $20 million in market value of Securities Beneficially Owned by the Stockholder (the shares subject to any such request hereunder being referred to as the "SUBJECT STOCK"), and with each subsequent such request being at least 6 months following the completion of the prior offering pursuant to a registration statement with respect to the Subject Stock which was effective until the earlier of the completion of such offering or three months. VoiceStream shall use all reasonable efforts to cause the Subject Stock to be registered under the Securities Act as soon as reasonably practicable after receipt of a request so as to permit promptly the sale thereof, and in connection therewith, VoiceStream shall prepare and file, on such appropriate form as VoiceStream in its discretion shall determine, a registration statement under the Securities Act to effect such registration. VoiceStream shall use all reasonable efforts to list all Subject Stock covered by such registration statement on any national securities exchange on which the VoiceStream Common Stock is then listed or to list such Subject Stock on the National Association of Securities Dealers, Inc. Automated Quotation System or National Market System. The Stockholder hereby undertakes to provide all such information and materials and take all such action as may be required in order to permit VoiceStream to comply with all applicable requirements of the United States Securities and Exchange Commission ("COMMISSION") and to obtain any desired acceleration of the effective date of such registration statement. Any registration statement filed at the Stockholder's request hereunder will not count as a requested registration unless effectiveness is maintained until the earlier of completion of the offering or three months. Notwithstanding the foregoing, VoiceStream (i) shall not be obligated to cause any special audit to be undertaken in connection with any such registration (provided that this provision shall not relieve VoiceStream of its obligation to obtain any required consents with respect to financial statements in prior periods) and (ii) shall be entitled to postpone for a reasonable period (not to exceed 90 days) of time the filing of any registration statement otherwise required to be prepared and filed by VoiceStream if VoiceStream is, at such time, either (A) conducting, or proposing to file with the Commission within 90 days a registration statement with respect to, an underwritten public offering for the account of VoiceStream of equity securities (or securities convertible into equity securities) or is subject to a contractual obligation not to engage in a public offering and is advised in writing by its managing underwriter or underwriters (with a copy to the Stockholder) that such offering would in its or their opinion be adversely affected by the registration so requested or (B) subject to an existing contractual obligation to its underwriters not to engage in a public offering. Notwithstanding any other provision of this Annex, VoiceStream may postpone action under this

Annex for as long as it reasonably deems necessary (but no longer than 90 days) if VoiceStream determines, in its reasonable discretion, that effecting the registration at such time might (i) adversely affect a pending or contemplated financing, acquisition, disposition of assets or stock, merger or other significant transaction, or (ii) require VoiceStream to make public disclosure of information the public disclosure of which at such time VoiceStream in good faith believes could have a significant adverse effect upon VoiceStream.

        No securities may be registered on a registration statement requested by the Stockholder pursuant to the first paragraph of paragraph (a) of this Annex without the Stockholder's express written consent, unless the amount of such securities is subject to reduction prior to any reduction in the number of securities originally requested by the Stockholder in the event the lead underwriter of the related offering believes that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included therein.

        At any time after the Effective Time, if VoiceStream proposes to file a registration statement under the Securities Act with respect to an offering of its equity securities (i) for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission)) or (ii) for the account of any homers of its schedules (including pursuant to a demand registration), then VoiceStream shall give written notice of such proposed filing to the Stockholder as soon as practicable (but in any event not less than 5 Business Days before the anticipated filing date), and such notice shall offer the Stockholder the opportunity to register such, number of shares of Securities as the Stockholder requests. If the Stockholder wishes to register securities of the same class or series as VoiceStream or such holder, such registration shall be on the same terms and conditions as the registration of VoiceStream's or such holders' securities (a "PIGGYBACK REGISTRATION"). Notwithstanding anything contained herein, if the lead underwriter of an offering involving a Piggyback Registration delivers a written opinion to VoiceStream that the success of such offering would be materially and adversely affected by inclusion of all the securities requested to be included, then the number of securities to be registered by the Stockholder shall be reduced prior, to any reduction in the number of securities originally requested by them; provided, however, that VoiceStream must provide prompt written notice of such written opinion to the Stockholder. The Stockholder shall have the right at any time to convert its request for a Piggyback Registration into a requested registration pursuant to the first paragraph of paragraph (a) of this Annex.

        (b) In connection with any offering of shares of Subject Stock registered pursuant to this Annex, VoiceStream (i) shall furnish to the Stockholder such number of copies of any prospectus (including any preliminary prospectus) as it may reasonably request in order to effect the offering and sale of the Subject Stock to be offered and sold, but only while VoiceStream shall be required under the provisions hereof to cause the registration statement to remain current and (ii) take such action as shall be necessary to qualify the shares covered by such registration statement under such "blue sky" or other state securities laws for offer and sale as the Stockholder shall reasonably request; provided, however, that VoiceStream shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed. If applicable, VoiceStream shall enter into an underwriting agreement with a managing underwriter or underwriters selected by the Stockholder (reasonably satisfactory to VoiceStream) containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions; provided, however, that such underwriter or underwriters shall agree to use their best efforts to ensure that the offering results in a distribution of the Subject Stock sold in accordance with the terms of this Agreement. In connection with any offering of Subject Stock registered pursuant to this Annex, VoiceStream shall (x) furnish to the underwriter, at VoiceStream's expense, unlegended certificates representing ownership of the Subject Stock being sold in such denominations as reasonably requested and (y) instruct any transfer agent and registrar of the Subject Stock to release any stop transfer orders with respect to such Subject Stock. Upon any registration becoming effective pursuant to this Annex, VoiceStream shall use all reasonable efforts to keep such registration statement current for such period as shall be required for the disposition of all of said Subject Stock; provided, however, that such period need not exceed three months.

        (c) The Stockholder shall pay all underwriting discounts and commissions related to shares of Subject Stock being sold by the Stockholder and the fees and disbursements of counsel and other advisors to the Stockholder. All other fees and expenses in connection with the first requested registration pursuant to the first paragraph of paragraph (a) of this Annex, including, without limitation, all registration and filing fees, all fees and expenses of complying with securities or "blue sky" laws, fees and disbursements of VoiceStream's counsel and accountants (including the expenses of "cold comfort" letters required by or incident to such performance and compliance) and any fees and disbursements of underwriters customarily paid by issuers in secondary offerings, shall be paid by VoiceStream, and all such other fees and expenses in connection with the second and third requested registration pursuant to this Annex shall be borne equally by the Stockholder and VoiceStream.

        (d) In the case of any offering registered pursuant to this Annex, VoiceStream agrees to indemnify and hold the Stockholder, each underwriter of Securities under such registration and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act and the directors and officers of the Stockholder, harmless against any and all losses, claims, damages, liabilities or action to which they or any of them may become subject under the Securities Act or any other statute or common law or otherwise, and to reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions shah arise out, of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Subject Stock, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if VoiceStream shall have filed with the Commission any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus (as amended or supplemented if VoiceStream shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this paragraph (d) shall not apply to such losses, claims, damages, liabilities or actions which shall arise from the sale of Subject Stock by the Stockholder if such losses, claims, damages, liabilities or actions shall arise out of or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (x) made in reliance upon and in conformity with information furnished in writing to VoiceStream by the Stockholder or any such underwriter specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto or
(y) made in any preliminary prospectus, and the prospectus contained in the registration statement in the form filed by VoiceStream with the Commission pursuant to Rule 424(b) under the Securities Act shall have corrected such statement or omission and a copy of such prospectus shall not have been sent or given to such person at or prior to the confirmation of such sale to him.

        (e) In the case of each offering registered pursuant to this Annex, the Stockholder and each underwriter participating therein shall agree, in the same manner and to the same extent as set forth in paragraph (d) of this Annex, severally to indemnify and hold harmless VoiceStream and each person, if any, who controls VoiceStream within the meaning of Section 15 of the Securities Act, and the directors and officers of VoiceStream, and in the case of each such underwriter, the Stockholder, each person, if any, who controls the Stockholder within the meaning of the Securities Act and the directors, officers and partners of the Stockholder, with respect to any statement in or omission from such registration statement or any preliminary prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to VoiceStream by the Stockholder or such underwriter specifically for use in connection with the preparation of such registration statement or any preliminary prospectus or prospectus contained in such registration statement or any such amendment thereof or supplement thereto.

        (f) Each party indemnified under paragraph (d) or (e) of this Annex shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party to so notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (d) or (e) of this Annex, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under paragraph (d) or (e) of this Annex for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. No such third party claim may be settled by the indemnifying party or the indemnified party without the prior written consent of the other, which consent shall not be unreasonably withheld.

        (g) If the indemnification provided for under paragraph (d) or (e) shall for any reason be held by a court to be unavailable to an indemnified party under paragraph (d) or (e) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under paragraph (d) or (e) hereof, the indemnified party and the indemnifying party under paragraph (d) or (e) hereof shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of VoiceStream and the prospective seller of Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by VoiceStream and such prospective seller from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

        (h) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable losses which may be recovered from an indemnifying party arising out of or resulting from the causes enumerated in paragraph (d) or (e) shall be an amount equal to the gross proceeds from the applicable offering received by the Stockholder.

        (i) Capitalized terms not defined in this Annex shall have the meanings set forth in the Agreement and the VoiceStream Reorganization Agreement, as defined in the Agreement.